Exhibit 99.1

Cactus Announces Second Quarter 2020 Results

HOUSTON – July 29, 2020 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced financial and operating results for the second quarter of 2020.
Second Quarter Highlights
•Revenue of $66.5 million;
•Income from operations of $8.9 million;
•Net income of $9.1 million(1) and diluted earnings per Class A share of $0.11(1);
•Net income, as adjusted(2) of $7.4 million and diluted earnings per share, as adjusted(2) of $0.10;
•Adjusted EBITDA(3) and related margin(4) of $22.5 million and 33.8%, respectively;
•Cash flow from operations of $57.4 million;
•Cash balance of $270.7 million and no debt outstanding as of June 30, 2020; and
•The Board of Directors declared a quarterly cash dividend of $0.09 per share.
Financial Summary

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
	(in thousands)
Revenues	$66,548	$154,139	$168,493
Income from operations	$8,875	$40,185	$51,450
Operating income margin	13.3%	26.1%	30.5%
Net income(1)	$9,095	$33,098	$40,750
Net income, as adjusted(2)	$7,367	$30,785	$39,173
Adjusted EBITDA(3)	$22,483	$54,145	$62,718
Adjusted EBITDA margin(4)	33.8%	35.1%	37.2%

(1)Net income during the second quarter of 2020 is inclusive of $0.9 million in non-routine charges related to severance and $1.3 million in additional income related to the revaluation of the tax receivable agreement liability. Net income during the first quarter of 2020 is inclusive of $1.0 million in non-routine charges related to severance. Net income during the second quarter of 2019 is inclusive of $4.0 million of additional tax expense related to a valuation allowance accrual.
(2)Net income, as adjusted and diluted earnings per share, as adjusted are non-GAAP financial measures. These figures assume Cactus, Inc. held all units in Cactus Wellhead, LLC (“Cactus LLC”), its operating subsidiary, at the beginning of the period. Additional information regarding net income, as adjusted and diluted earnings per share, as adjusted and the reconciliation of GAAP to non-GAAP financial measures are in the Supplemental Information tables.
(3)Adjusted EBITDA is a non-GAAP financial measure. See definition of Adjusted EBITDA and the reconciliation of GAAP to non-GAAP financial measures in the Supplemental Information tables.
(4)The percentage of Adjusted EBITDA to Revenues.

Scott Bender, President and CEO of Cactus, commented, “Given the unprecedented decline in oilfield activity, I am pleased with our results for the second quarter. The quarter highlighted the variable cost nature of the Company, which has now effected total payroll-related savings of an estimated $85 million on an annualized basis. Importantly, the second quarter highlighted the Company’s ability to generate significant free cash flow, with cash growing by over $40 million during the period, net of nearly $7 million in dividends and associated distributions. Although market share(1) was volatile during the period, we recorded approximately 33% share as of June with a further expansion achieved by mid-July.
“While the overall U.S. rig count may trend lower in the near term, we believe that Cactus’ rigs followed bottomed around mid-year assuming commodity prices hold near current levels. I am encouraged by the swift rebound in oil prices from April lows, which provides optimism for a potential improvement in completion activity versus late second quarter levels. Nonetheless, as total Company revenues for the third quarter are likely to be down sequentially, we will continue to manage our costs as appropriate.”
Mr. Bender concluded, “Our cost structure is highly variable, our capital requirements are modest, and our management team is well aligned with our shareholders. Accordingly, returns and free cash flow remain our top priorities. This downturn provides us with the opportunity to further streamline our cost structure and emerge as a stronger company in a more favorable competitive environment.”
(1)Additional information regarding market share and rigs followed is located in the Supplemental Information tables.
Revenue Categories
Product

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
	(in thousands)
Product revenue	$40,893	$87,031	$94,494
Gross profit	$14,931	$30,896	$36,977
Gross margin	36.5%	35.5%	39.1%

Second quarter 2020 product revenue decreased $46.1 million, or 53.0%, sequentially, as sales of wellhead and production related equipment decreased primarily due to lower drilling and completion activity from customers. Gross profit decreased $16.0 million, or 51.7%, sequentially, with margins increasing 100 basis points. The second quarter of 2020 included approximately $3.1 million in credits related to tariff refunds.

Rental

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
	(in thousands)
Rental revenue	$11,535	$36,163	$39,576
Gross profit	$860	$16,824	$20,126
Gross margin	7.5%	46.5%	50.9%

Second quarter 2020 rental revenue decreased $24.6 million, or 68.1%, sequentially, as our customers significantly reduced completion activity during the quarter. Gross profit decreased $16.0 million, or 94.9%, sequentially and margins decreased 3,900 basis points due to depreciation expense representing a higher percentage of revenue during the period.

Field Service and Other

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
	(in thousands)
Field service and other revenue	$14,120	$30,945	$34,423
Gross profit	$2,634	$7,134	$7,599
Gross margin	18.7%	23.1%	22.1%

Second quarter 2020 field service and other revenue decreased $16.8 million, or 54.4%, sequentially, as lower customer activity drove a significant decrease in associated billable hours and ancillary services. Gross profit decreased $4.5 million, or 63.1%, sequentially, with margins declining by 440 basis points sequentially as higher depreciation expense as a percent of revenue was partially offset by lower payroll-related expenses, improved labor utilization and rationalization of the field service vehicle fleet.
Selling, General and Administrative Expenses (“SG&A”)
SG&A for the second quarter of 2020 was $8.7 million (13.1% of revenues), compared to $13.7 million (8.9% of revenues) for the first quarter of 2020 and $13.3 million (7.9% of revenues) for the second quarter of 2019. The sequential decrease was primarily due to lower payroll expenses, which was partially offset by higher non-cash stock-based compensation. Separately, we recorded severance expenses of $0.9 million during the quarter associated with headcount reductions.
Liquidity, Capital Expenditures and Other
As of June 30, 2020, the Company had $270.7 million of cash and no bank debt outstanding. Operating cash flow was $57.4 million for the second quarter of 2020. During the second quarter, the Company made dividend payments and associated distributions of $6.8 million.
Net capital expenditures for the second quarter of 2020 were $8.2 million, driven largely by additions to the Company’s fleet of rental equipment ordered early in the year. The Company has lowered its full year 2020 net capital expenditures guidance to be in the range of $20 to $25 million.
During the second quarter, Cactus recognized $7.5 million in refunds pursuant to tariff exclusions granted by the U.S. Trade Representative. The refunds reduced inventory values by $4.0 million and cost of revenue by $3.5 million during the second quarter. Cactus has filed for additional tariff refunds related to these exclusions.
Quarterly Dividend
The Board of Directors (the “Board”) has approved the payment of a cash dividend of $0.09 per share of Class A common stock to be paid on September 17, 2020 to holders of record of Class A common stock at the close of business on August 31, 2020. A corresponding distribution of up to $0.09 per CW Unit has also been approved for holders of CW Units of Cactus Wellhead, LLC, which will have the same record and payment dates as applicable to the dividend declared with respect to the Company’s Class A common stock.

Conference Call Details
The Company will host a conference call to discuss financial and operational results tomorrow, Thursday, July 30, 2020 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).
The call will be webcast on Cactus’ website at www.CactusWHD.com. Institutional investors and analysts may participate by dialing (866) 670-2203. International parties may dial (630) 489-9861. The access code is 5634259. Please access the webcast or dial in for the call at least 10 minutes ahead of start time to ensure a proper connection.
An archived webcast of the conference call will be available on the Company’s website shortly after the end of the call.
About Cactus, Inc.
Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers in the United States, which are strategically located in the key oil and gas producing regions, including the Permian, SCOOP/STACK, Marcellus, Utica, Eagle Ford and Bakken, among other areas, and in Eastern Australia.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Cactus’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “potential,” “will,” “hope” or other similar words and include the Company’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other factors noted in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the Securities and Exchange Commission. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement.
Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com
Source: Cactus, Inc.

Cactus, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands, except per share data)
Revenues
Product revenue	$40,893	$94,494	$127,924	$181,134
Rental revenue	11,535	39,576	47,698	78,073
Field service and other revenue	14,120	34,423	45,065	68,161
Total revenues	66,548	168,493	220,687	327,368

Costs and expenses
Cost of product revenue	25,962	57,517	82,097	110,535
Cost of rental revenue	10,675	19,450	30,014	37,241
Cost of field service and other revenue	11,486	26,824	35,297	53,730
Selling, general and administrative expenses	8,693	13,252	22,355	25,920
Severance expenses	857	—	1,864	—
Total costs and expenses	57,673	117,043	171,627	227,426
Income from operations	8,875	51,450	49,060	99,942

Interest income, net	223	93	633	116
Other income (expense), net	1,310	—	1,310	(1,042)
Income before income taxes	10,408	51,543	51,003	99,016
Income tax expense	1,313	10,793	8,810	9,820
Net income	$9,095	$40,750	$42,193	$89,196
Less: net income attributable to non-controlling interest	3,067	19,342	17,182	40,981
Net income attributable to Cactus, Inc.	$6,028	$21,408	$25,011	$48,215

Earnings per Class A share - basic	$0.13	$0.46	$0.53	$1.13
Earnings per Class A share - diluted (a)	$0.11	$0.45	$0.51	$1.07

Weighted average shares outstanding - basic	47,436	46,881	47,353	42,819
Weighted average shares outstanding - diluted (a)	75,367	47,145	75,347	75,326

(a)Dilution for the three and six months ended June 30, 2020 includes $3.4 million and $18.5 million, respectively, of additional pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 26%, and 27.9 million weighted average shares of Class B common stock plus the dilutive effect of restricted stock unit awards. Dilution for the three months ended June 30, 2019 excludes 28.2 million shares of Class B common stock as the effect would be anti-dilutive. Dilution for the six months ended June 30, 2019 includes an additional $42.4 million of pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 24%, and 32.2 million weighted average shares of Class B common stock plus the dilutive effect of restricted stock unit awards.

Cactus, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2020	2019
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$270,673	$202,603
Accounts receivable, net	46,824	87,865
Inventories	90,719	113,371
Prepaid expenses and other current assets	8,450	11,044
Total current assets	416,666	414,883

Property and equipment, net	157,145	161,748
Operating lease right-of-use assets, net	22,500	26,561
Goodwill	7,824	7,824
Deferred tax asset, net	216,732	222,545
Other noncurrent assets	1,285	1,403
Total assets	$822,152	$834,964

Liabilities and Equity
Current liabilities
Accounts payable	$13,288	$40,957
Accrued expenses and other current liabilities	13,925	22,067
Current portion of liability related to tax receivable agreement	21,402	14,630
Finance lease obligations, current portion	5,398	6,735
Operating lease liabilities, current portion	4,765	6,737
Total current liabilities	58,778	91,126

Deferred tax liability, net	718	1,348
Liability related to tax receivable agreement, net of current portion	194,101	201,902
Finance lease obligations, net of current portion	2,977	3,910
Operating lease liabilities, net of current portion	17,671	20,283
Total liabilities	274,245	318,569

Equity	547,907	516,395
Total liabilities and equity	$822,152	$834,964

Cactus, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
	2020	2019
	(in thousands)
Cash flows from operating activities
Net income	$42,193	$89,196
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	21,500	18,257
Deferred financing cost amortization	84	84
Stock-based compensation	4,204	3,568
Provision for expected credit losses	574	—
Inventory obsolescence	2,322	1,188
(Gain) loss on disposal of assets	(438)	1,403
Deferred income taxes	5,565	7,060
Gain from revaluation of liability related to tax receivable agreement	(1,310)	—
Changes in operating assets and liabilities:
Accounts receivable	42,039	(20,696)
Inventories	17,076	(12,010)
Prepaid expenses and other assets	2,619	1,261
Accounts payable	(25,686)	1,691
Accrued expenses and other liabilities	(8,193)	7,316
Net cash provided by operating activities	102,549	98,318

Cash flows from investing activities
Capital expenditures and other	(18,902)	(29,924)
Proceeds from sale of assets	2,352	1,175
Net cash used in investing activities	(16,550)	(28,749)

Cash flows from financing activities
Payments on finance leases	(3,265)	(3,723)
Dividends paid to Class A common stock shareholders	(8,568)	—
Distributions to members	(4,712)	(3,848)
Repurchase of shares	(1,385)	(1,516)
Net cash used in financing activities	(17,930)	(9,087)

Effect of exchange rate changes on cash and cash equivalents	1	(174)

Net increase in cash and cash equivalents	68,070	60,308

Cash and cash equivalents
Beginning of period	202,603	70,841
End of period	$270,673	$131,149

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
Net income, as adjusted and diluted earnings per share, as adjusted
(unaudited)

Net income, as adjusted and diluted earnings per share, as adjusted are not measures of net income as determined by GAAP. Net income, as adjusted and diluted earnings per share, as adjusted are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements. Cactus defines net income, as adjusted as net income assuming Cactus, Inc. held all units in Cactus LLC, its operating subsidiary, at the beginning of the period, with the resulting additional income tax expense related to the incremental income attributable to Cactus, Inc. Net income, as adjusted, also includes certain other adjustments described below. Cactus defines diluted earnings per share, as adjusted as net income, as adjusted divided by weighted average shares outstanding, as adjusted. The Company believes this supplemental information is useful for evaluating performance period over period.

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
	(in thousands, except per share data)
Net income	$9,095	$33,098	$40,750
Adjustments:
Severance expenses, pre-tax (1)	857	1,007	—
Other non-operating income, pre-tax (2)	(1,310)	—	—
Income tax expense differential (3)	(1,275)	(3,320)	(1,577)
Net income, as adjusted	$7,367	$30,785	$39,173

Diluted earnings per share, as adjusted	$0.10	$0.41	$0.52

Weighted average shares outstanding, as adjusted (4)	75,367	75,395	75,375

(1)Represents non-routine charges related to severance benefits.
(2)Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.
(3)Represents the increase in tax expense as though Cactus, Inc. owned 100% of Cactus LLC at the beginning of the period, calculated as the difference in tax expense recorded during each period and what would have been recorded, adjusted for pre-tax items listed above, based on a corporate effective tax rate of 26.0% on income before income taxes for the three months ended June 30, 2020 and March 31, 2020, and 24.0% for the three months ended June 30, 2019.
(4)Reflects 47.4, 47.3, and 46.9 million weighted average shares of basic Class A common stock and 27.9, 28.0 and 28.2 million of additional shares for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, as if the weighted average shares of Class B common stock were exchanged and canceled for Class A common stock at the beginning of the period, plus the effect of dilutive securities.

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
(unaudited)

EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding the other items outlined below.

Cactus management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to financing methods or capital structure, or other items that impact comparability of financial results from period to period. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. The Company’s computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Cactus presents EBITDA and Adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting the Company’s business.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
	(in thousands)			(in thousands)
Net income	$9,095	$33,098	$40,750	$42,193	$89,196
Interest income, net	(223)	(410)	(93)	(633)	(116)
Income tax expense	1,313	7,497	10,793	8,810	9,820
Depreciation and amortization	10,520	10,980	9,376	21,500	18,257
EBITDA	20,705	51,165	60,826	71,870	117,157
Severance expenses (1)	857	1,007	—	1,864	—
Other non-operating income (2)	(1,310)	—	—	(1,310)	—
Secondary offering related expenses	—	—	—	—	1,042
Stock-based compensation	2,231	1,973	1,892	4,204	3,568
Adjusted EBITDA	$22,483	$54,145	$62,718	$76,628	$121,767

(1)Represents non-routine charges related to severance benefits.
(2)Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.

Cactus, Inc. – Supplemental Information
Depreciation and Amortization by Category
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
	(in thousands)			(in thousands)
Cost of product revenue	$863	$1,028	$762	$1,891	$1,527
Cost of rental revenue	7,121	7,342	5,966	14,463	11,483
Cost of field service and other revenue	2,286	2,385	2,478	4,671	4,928
Selling, general and administrative expenses	250	225	170	475	319
Total depreciation and amortization	$10,520	$10,980	$9,376	$21,500	$18,257

Cactus, Inc. – Supplemental Information
Estimated Market Share
(unaudited)

Market share represents the average number of active U.S. onshore rigs Cactus followed (which Cactus defines as the number of active U.S. onshore drilling rigs to which it was the primary provider of wellhead products and corresponding services during drilling) as of mid-month for each of the three months in the applicable quarter divided by the Baker Hughes U.S. onshore rig count quarterly average. Cactus believes that comparing the total number of active U.S. onshore rigs to which it was providing its products and services at a given time to the number of active U.S. onshore rigs during the same period provides Cactus with a reasonable approximation of its market share with respect to wellhead products sold and the corresponding services it provides.

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Cactus U.S. onshore rigs followed	112	251	283
Baker Hughes U.S. onshore rig count quarterly average	378	763	963
Market share	29.6%	32.9%	29.4%